Exhibit 99.1

1000 Louisiana, Suite 4300 Houston, TX 77002 713.584.1000
Targa Resources Partners LP Prices $250 Million Offering of Senior Notes
HOUSTON, August 10, 2010 — Targa Resources Partners LP (“Targa Resources Partners” or the “Partnership”) (NYSE: NGLS) and its subsidiary Targa Resources Partners Finance Corporation announced today the pricing of $250 million of senior unsecured notes. The 7.875 percent notes mature October 2018 and were priced at 100 percent of the principal amount to yield 7.875 percent.
The offering is expected to close on August 13, 2010, subject to customary closing conditions. The Partnership intends to use the net proceeds from the offering to reduce borrowings under its senior secured credit facility and for general partnership purposes, which may include redeeming or repurchasing some of its outstanding notes, working capital and acquisitions.
The securities offered have not been registered under the Securities Act, or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The senior unsecured notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A and non-US persons under Regulation S. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities, except as required by law.
Forward-Looking Statements
Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Targa Resources Partners’ control, which could cause results to differ materially from those expected by management of Targa Resources Partners. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas and natural gas liquids, the timing and success of business development efforts; and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2009 and other reports filed with the Securities and Exchange Commission. Targa Resources Partners undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Investor contact:
713-584-1133
Anthony Riley
Sr. Manager — Finance / Investor Relations
Matthew Meloy
Vice President — Finance and Treasurer